Exhibit 2.1
Opus Trading Fund LLC
Schonfeld Securities, LLC
Schonfeld Group Holdings LLC
April 22, 2010
SAI Holdings, Inc.
Penson Financial Services, Inc.
1700 Pacific Avenue, Suite 1400
Dallas, TX 75201
Gentlemen:
     Reference is made to that certain Asset Purchase Agreement between SAI Holdings, Inc. (“SAI”) and Schonfeld Securities LLC (“SSLLC”) dated as of November 20, 2006, as amended (the “Agreement”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.
1.	SAI and SSLLC hereby agree that the Payment Cap Amount shall not be applicable to the Agreement and, thus, the parties hereby amend Section 3.01(b) of the Agreement to delete all references to the Payment Cap Amount, and the parties agree that all already-paid and the remaining Purchase Price payments shall in no way be reduced or limited by the Payment Cap Amount.

2.	SAI and SSLLC hereby agree to amend the last subparagraph of paragraph 1 of Schedule 3.01-1 (Pro Forma Net Income) to the Agreement, as amended by that certain letter agreement among Opus Trading Fund LLC (“Opus”), SSLLC, Schonfeld Group Holdings LLC (“SGH”), SAI and Penson Financial Services, Inc. (“Penson”) dated October 8, 2007, as follows: Notwithstanding anything to the contrary set forth above, elsewhere in the Agreement or otherwise, for purposes of determining the number of tickets for each Correspondent, as applicable, in any case where such Correspondent utilizes subaccounts, each subaccount shall be deemed to be a separate account, and Penson shall have no obligation to compress trades across subaccounts (unless Penson hereafter compresses trades across subaccounts for other similarly situated correspondents).

3.	SAI and SSLLC hereby agree to amend and restate paragraph 7 of Schedule 3.01-1 (Pro Forma Net Income) to the Agreement to read exactly as follows:

“7. Service Bureau Synergy: $2,900,000 for purposes of calculating ANI with respect to the first two Measurement Periods; $1,450,000 for purposes of calculating ANI with respect to the third Measurement Period; and $1,000,000 for purposes of calculating ANI with respect to the fourth Measurement Period.”

4.	Pursuant to Section 11.03 of the Agreement, SSLLC hereby assigns and transfers its rights and delegates its obligations under the Agreement to SGH, and SAI hereby consents thereto. SGH hereby accepts such assignment and transfer and assumes and agrees to perform all of the obligations imposed on SSLLC with respect thereto arising from and after the date hereof.
     Reference is made to the Portfolio Margining Agreement dated December 28, 2007 (the “PM Agreement”) between Opus and Penson. Penson and Opus hereby agree to amend Section 4 of the PM Agreement to extend the end of the initial term from April 30, 2017 to April 30, 2019. Penson and Opus hereby agree that, for the period from April 30, 2017 to April 30, 2019, the fees, commissions and charges charged to Opus pursuant to Section 2 of and Schedule A to the PM Agreement shall be at the lower of (i) the rates then charged by Penson to Opus or its affiliates and (ii) the lowest rates charged by Penson to any proprietary trading firm customer of Penson.
     The Agreement and the PM Agreement shall remain in full force and effect except as otherwise amended hereby. This letter agreement (a) shall be governed by the laws of the State of New York, and (b) may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.
     [Remainder of Page Intentionally Left Blank; Signature Page Follows]

If the foregoing correctly reflects your understanding of our agreement, kindly execute two copies in the space provided below and return one fully executed copy to the undersigned. Upon such delivery, this letter agreement shall be a binding and enforceable agreement between the undersigned.
OPUS TRADING FUND LLC

By:    Amity Advisers LLC
          Manager
By:    Schonfeld Group Holdings LLC
          Manager
By:    /s/ Andrew Fishman
          Andrew Fishman
          President
SCHONFELD SECURITIES, LLC

By:    Schonfeld Group Holdings LLC
          Manager
By:    /s/ Andrew Fishman
          Andrew Fishman
          President
SCHONFELD GROUP HOLDINGS LLC

By:    /s/ Andrew Fishman
          Andrew Fishman
          President
Acknowledged and Agreed:
PENSON FINANCIAL SERVICES, INC.
By: /s/ Philip A. Pendergraft
Name: Philip A. Pendergraft
Title: Vice Chairman
SAI HOLDINGS, INC.
By: /s/ Philip A. Pendergraft
Name: Philip A. Pendergraft
Title: EVP

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